EXHIBIT 12

STATEMENTS: COMPUTATION OF RATIOS

The following is a computation of Non-GAAP financial ratios:

	Years Ended December 31,
(dollars in thousands)	2007	2006	2005	2004	2003
Net Interest Income	$123,519	$91,522	$84,798	$74,628	$67,633
Effect of Tax Benefit on Interest Income	4,746	3,544	3,283	2,861	2,603

Net Interest Income (TE) (1)	128,265	95,066	88,081	77,489	70,236

Noninterest Income	76,594	23,450	26,141	23,217	23,064
Effect of Tax Benefit on Noninterest Income	1,901	1,123	1,066	897	820

Noninterest Income (TE) (1)	78,495	24,573	27,207	24,114	23,884

Total Revenues (TE) (1)	$206,760	$119,639	$115,288	$101,603	$94,120

Total Noninterest Expense	$141,028	$73,127	$64,438	$54,897	$50,629
Less Intangible Amortization Expense	(2,198)	(1,118)	(1,207)	(885)	(781)

Tangible Operating Expense (2)	$138,830	$72,009	$63,231	$54,012	$49,848

Net Income	$41,310	$35,695	$22,000	$27,339	$23,548
Effect of Intangible Amortization, net of tax	1,429	727	784	575	508

Cash earnings	$42,739	$36,422	$22,785	$27,914	$24,056

Net Income per Share- Diluted	$3.27	$3.57	$2.24	$3.01	$2.74
Diluted Shares	12,642	9,993	9,813	9,093	8,607
Effect of Intangible Amortizaton per diluted share, net of tax	$0.11	$0.07	$0.08	$0.06	$0.06

Cash Earnings per Share- Diluted	$3.38	$3.64	$2.32	$3.07	$2.79

Return on Average Equity	8.87%	12.86%	8.41%	12.98%	13.05%
Effect of Intangibles (2)	9.99	7.66	5.55	6.54	6.52

Return on Average Tangible Equity (2)	18.86%	20.52%	13.96%	19.52%	19.57%

Efficiency Ratio	70.5%	63.6%	58.1%	56.1%	55.8%
Effect of Tax Benefit Related to Tax Exempt Income	(2.3)	(2.5)	(2.2)	(2.1)	(2.0)

Efficiency Ratio (TE) (1)	68.2%	61.1%	55.9%	54.0%	53.8%
Effect of Amortization of Intangibles	(1.1)	(1.1)	(1.1)	(0.8)	(0.8)

Tangible Efficiency Ratio (TE) (1) (2)	67.1%	60.2%	54.8%	53.2%	53.0%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.